Exhibit 10.3

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”), effective as of February 27, 2017, is by and between CLARENCE W. GOODEN (the “Executive”) and CSX CORPORATION, a Virginia corporation (the “Company”), and, with respect to the retirement of the Executive from the Company, provides as follows:

WHEREAS, on February 14, 2017, the Executive notified the Company’s Board of Directors of his intention to retire from the Company and its affiliates effective as of May 31, 2017; and

WHEREAS, as part of its succession planning process, the Company’s Board of Directors believes the Company’s new leadership would benefit from the Executive being willing to offer advice and transition support upon request; and

WHEREAS, the Executive participates in the CSX Long Term Incentive Plan 2015-2017 Cycle (the “2015-2017 LTIP”), the CSX Long Term Incentive Plan 2016-2018 Cycle (the “2016-2018 LTIP”) and the CSX Long Term Incentive Plan 2017-2019 Cycle (the “2017-2019 LTIP” and, together with the 2015-2017 LTIP and the 2016-2018 LTIP, the “LTIPs”); and

WHEREAS, on February 22, 2017, the Compensation Committee of the Company’s Board of Directors (the “Committee”) and the Company’s Board of Directors approved certain amendments to the terms of the Executive’s participation in the LTIPs in recognition of the Executive’s service and contributions to the Company and its affiliates, in furtherance of an orderly transition of the Company’s leadership and in exchange for the Executive’s agreement to waive certain rights or claims the Executive may have had relating to his employment by the Company, including under that certain Change of Control Agreement, dated as of February 7, 2017 (the “COC Agreement”), and any other agreement between the Executive and the Company with respect to the subject matter of the COC Agreement (each, a “Predecessor Agreement”); and

WHEREAS, the Executive and the Company wish to memorialize the actions taken by the Committee and the Company’s Board of Directors.

NOW, THEREFORE, the Executive and the Company agree as follows:

1. Effectiveness. This Agreement shall be effective as of February 27, 2017. The Executive shall resign from all elected, appointed or other positions held with the Company or its affiliates effective as of May 31, 2017, or such earlier date as may be requested by the Company. For the avoidance of doubt, if the Executive fulfills the requirements set forth in Section 3 of this Agreement, the Company’s obligation to amend the terms of the Executive’s participation in the LTIPs and the Executive’s right to receive his current salary and benefits through May 31, 2017, shall not be affected by a resignation of the Executive at the Company’s request from any positions held with the Company occurring before May 31, 2017.

2. Release and Waiver of Claims.

a. The Executive unconditionally and irrevocably releases the Company, its affiliates and all of its and their past and present officers, directors, employees, agents, representatives, assigns, attorneys, insurers, subsidiaries, predecessors, benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates and agents and any other persons acting by, through, under or in concert with any of the persons or entities listed in this Section 2 (the “Released Parties”) from and hereby waives any and all known or unknown claims, charges, promises, actions or similar rights that the Executive may have (collectively, “Claims”), including, but not limited to, those relating in any way to the Executive’s employment with the Company or any of its affiliates, the COC Agreement and any Predecessor Agreements. The COC Agreement and any Predecessor Agreements are terminated effective February 27, 2017, on and after which date the Executive shall have no rights under any such agreement; provided, however, that the Executive’s obligations under Section 10 of the COC Agreement shall survive the termination of the COC Agreement.

b. Notwithstanding anything in this Agreement to the contrary, (1) the Executive’s right to indemnification, advancement and exculpation currently set forth in the organizational documents of the Company or its applicable affiliates or any rights under any directors and officers liability insurance policies of the Company or its applicable affiliates currently in effect, (2) the Executive’s right to receive earned but unpaid salary, compensation relating to the Performance Units, Restricted Stock Units and Options under the LTIPs, any other equity or equity-based awards and the pro rata portion of the Executive’s annual bonus for 2017 (subject, in each case, to the Company’s achievement of pre-established performance goals, if applicable) and (3) any rights under any employee benefit plan of the Company or its affiliates in which the Executive participates (other than the LTIPs) shall not be affected by this Agreement.

c. This Agreement does not prohibit Claims that first arise after the date hereof (other than any Claims under the COC Agreement or any Predecessor Agreement, all of which are waived), arise out of or in connection with the interpretation or enforcement of this Agreement or any rights or Claims that cannot be waived as a matter of law. If it is determined that any Claim covered by this Agreement cannot be waived as a matter of law, the Executive agrees that this Agreement will nevertheless remain valid and fully enforceable as to the remaining released Claims.

d. The Executive understands that he is releasing Claims that he may not know about, and that is the Executive’s knowing and voluntary intent. The Executive expressly waives all rights he might have under any law that is intended to prevent unknown claims from being released and understands the significance of doing so.

e. The parties agree to refrain from expressing to any third party any derogatory or negative opinions concerning the other party, its affiliates and, in the case of the Company, its and its affiliates’ respective officers, directors, employees, operations and services; provided, however, that nothing herein shall be construed to prevent or restrict either party from responding truthfully to inquiries as a part of an official investigation conducted by or proceeding before a court, government or law enforcement agency or in response to a subpoena or from making any disclosure otherwise required by any law, rule or regulation (including any applicable stock exchange rule).

3. Amendment of LTIPs. If the Executive continues to be available to provide services to the Company until May 31, 2017, then the terms of the Executive’s participation in the LTIPs shall be amended as follows, effective May 31, 2017:

a. Performance Units. The Executive’s rights with respect to the Performance Units granted under each of the LTIPs shall be determined as if the date of his retirement under the LTIPs is May 31, 2018, and as if the Executive remained employed by the Company until May 31, 2018.

b. RSUs. The Executive’s rights under each of the Restricted Stock Unit Grant Agreements evidencing the grant of restricted stock units to the Executive under each of the LTIPs (the “RSUs”) shall be determined as if the date of his retirement under such agreements is May 31, 2018, and as if the Executive remained employed by the Company until May 31, 2018.

c. Options. The Executive’s rights under each of the Notices of Non-Qualified Stock Option Grant evidencing the options granted to the Executive under the 2016-2018 LTIP and the 2017-2019 LTIP (the “Options”) shall be determined as if the date of his retirement under such agreements is May 31, 2018, and as if the Executive remained employed by the Company until May 31, 2018.

Except as provided in the preceding clauses (a), (b) and (c), the Executive’s rights under and with respect to the Performance Units, the RSUs and the Options shall be governed by the original terms of the LTIPs, the Restricted Stock Unit Grant Agreements and the Notices of Non-Qualified Stock Option Grant, as applicable.

4. Section 409A. The Executive understands, acknowledges and agrees that any amounts payable under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject the Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and Agreement shall be interpreted and construed accordingly; provided, however, that the Company and the other Released Parties shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to be exempt from or to comply with Section 409A of the Code. In furtherance thereof, the terms of this Agreement, to the extent necessary, may be modified to be exempt from and so comply with Section 409A of the Code. All references in this Agreement to the Executive’s separation or termination of his employment shall mean a separation from service within the meaning of Section 409A of the Code. Each payment under the Agreement as a result of the separation of the Executive’s service shall be considered a separate payment for purposes of Section 409A of the Code.

5. Successors. This Agreement shall inure to the benefit of, be enforceable by and be binding upon the Executive, his successors and heirs and beneficiaries (whether by will or the laws of descent and distribution). This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws, and, where applicable, federal law.

7. Severability. If any provision of this Agreement or the application thereof is held invalid, any such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provisions or application..

8. Other Agreements Unaffected. Except as expressly provided herein, this Agreement shall have no effect on any other agreement between the Executive and the Company or any of its affiliates, and any such other agreement shall remain in full force and effect in accordance with its terms, including, for the avoidance of doubt, that certain Noncompete Agreement, dated May 1, 2007, between the Company and the Executive.

9. Amendment. This Agreement may be amended or modified only by written agreement executed by the Executive and the Company or their respective successors and legal representatives.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original document and which together constitute one document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Committee, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

CLARENCE W. GOODEN

/s/ Clarence W. Gooden

CSX CORPORATION

By:	/s/ Michael J. Ward
Name:	Michael J. Ward
Its:	Chairman and Chief Executive Officer